This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

January 24, 2005

NOTICE OF EXTENSION

by

and its wholly-owned subsidiary Goldcorp Acquisition ULC

of their

OFFER TO PURCHASE

all of the outstanding common shares of

WHEATON RIVER MINERALS LTD.

on the basis of 0.25 of a common share of Goldcorp Inc.

for each common share of Wheaton River Minerals Ltd.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (VANCOUVER TIME) ON FEBRUARY 14, 2005, UNLESS WITHDRAWN OR FURTHER EXTENDED.

Goldcorp Inc. (“Goldcorp”) and its wholly-owned subsidiary Goldcorp Acquisition ULC (“Subco” and, together with Goldcorp, the “Offerors”) hereby give notice that they have extended the expiry time of their offer to purchase (the “Offer”) all of the issued and outstanding common shares (“Common Shares”) in the capital of Wheaton River Minerals Ltd. (“Wheaton”) to 5:00 p.m. (Vancouver time) on February 14, 2005.

This Notice of Extension should be read in conjunction with the offer to purchase and accompanying circular of the Offerors dated December 29, 2004 (the “Take-over Bid Circular”), the accompanying Letter of Acceptance and Transmittal, the Notice of Guaranteed Delivery and the Schedule TO (the “Schedule TO”) filed with the United States Securities and Exchange Commission (the “SEC”) on December 29, 2004, as amended by amendments to the Schedule TO filed with the SEC on January 14, 2005 and January 21, 2005 (collectively, the “Offer and Circular”). Except as otherwise set forth in this Notice of Extension, the information, terms and conditions in the Offer and Circular continue to be applicable in all respects. Unless the context otherwise requires, terms not defined herein have the meanings ascribed thereto in the Offer and Circular.

Holders of Common Shares (“Shareholders”) who have validly deposited and not withdrawn their Common Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Acceptance and Transmittal (printed on blue paper) which accompanied the Take-over Bid Circular or a manually signed facsimile thereof and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in the section entitled “Manner of Acceptance — Procedure for Guaranteed Delivery” in the Offer and Circular, using the Notice of Guaranteed Delivery (printed on green paper) accompanying the Take-over Bid Circular or a facsimile thereof. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer.

Questions and requests for assistance may be directed by Shareholders in Canada to Kingsdale Shareholder Services Inc. and by Shareholders in the U.S. and other locations to Innisfree M&A Incorporated, the information agents for the Offer. Additional copies of this document, the Offer and Circular and related materials may be obtained without charge on request from the information agents at their respective addresses shown on the last page of this document.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits of Common Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offerors may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Dealer Managers for the Offer are:

In Canada:	In the United States:

GMP SECURITIES LTD.	GRIFFITHS McBURNEY CORP. BEAR, STEARNS & CO. INC.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is made for shares of a Canadian issuer by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this document in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. Financial statements included herein have been prepared in accordance with Canadian generally accepted accounting principles and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. This document will form a part of a registration statement on Form F-10. A reconciliation between Canadian generally accepted accounting principles and U.S. generally accepted accounting principles as they relate to the Goldcorp financial statements and the pro forma financial statements are included or incorporated by reference in this document and in the registration statement.

Shareholders in the United States should be aware that the disposition of Common Shares and acquisition of Goldcorp Shares as described herein may have tax consequences both in Canada and the United States. The material tax consequences for such Shareholders are described in “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”, respectively, in the Offer and Circular. Shareholders should consult their own tax advisors regarding the specific tax consequences to them of the disposition of Common Shares and acquisition of Goldcorp Shares as described herein.

The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Goldcorp and Wheaton are incorporated under laws outside the United States, that some or all of their officers and directors reside outside the United States, that some or all of the experts named in the Offer and Circular reside outside the United States and that all or a substantial portion of the assets of Goldcorp and Wheaton and of the above-mentioned persons may be located outside the United States. Shareholders may not be able to sue Goldcorp or Wheaton, or any of their respective officers, directors or experts, in a Canadian court for violations of United States securities laws. It may be difficult to compel Goldcorp or Wheaton or any of their respective officers, directors or experts to subject themselves to a judgment of a United States court.

CURRENCY AND FINANCIAL INFORMATION

All dollar references in this document and in the Offer and Circular are in United States dollars, unless otherwise indicated. References to “C$” are to Canadian dollars. The following table sets forth, for each of the periods indicated, the exchange rate of one United States dollar into Canadian dollars at the end of each such year, the average exchange rate during each such year and the range of high and low rates for each such year.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

Rate at end of period (1)	1.3507	1.2648	1.2924	1.5800	1.5925	1.4995	1.4440
Average rate (2)	1.3282	1.4296	1.4010	1.5702	1.5519	1.4855	1.4828
High rate (1)	1.5750	1.3970	1.5747	1.6128	1.6023	1.5592	1.5302
Low rate (1)	1.3348	1.2648	1.2924	1.5108	1.4933	1.4350	1.4440

(1)	The rate of exchange means the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

(2)	The average rate means the average of the exchange rates on the last day of each month during the period.

On January 21, 2005, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = C$1.2211.

(ii)

Goldcorp’s consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and filed with appropriate regulatory authorities in Canada and the United States. Application of accounting principles generally accepted in the United States does not have a significant impact on Goldcorp’s results of operations and financial position. Note 15 of the Notes to the 2003 Consolidated Financial Statements of Goldcorp outlines, in all material respects, differences resulting from the application of accounting principles generally accepted in the United States.

FORWARD-LOOKING STATEMENTS

Certain statements included in the Offer and Circular constitute “forward-looking statements” concerning the business, operations and financial performance and condition of the Offerors. Such forward-looking statements, including, but not limited to, those with respect to the prices of gold, copper and silver, the timing and amount of estimated future production, costs of production, capital expenditures, reserves determination, costs and timing of the development of new deposits and permitting time lines, involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Goldcorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined and the future prices of gold, copper and silver. Although Goldcorp has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.

Many of these factors are beyond the control of the Offerors and their subsidiaries. Consequently, all of the forward-looking statements made in the Offer and Circular are qualified by these cautionary statements and there can be no assurance that the expected results or developments anticipated by Goldcorp will be realized.

INFORMATION CONCERNING WHEATON

The information concerning Wheaton contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with the Canadian securities regulatory authorities, and other public sources. Although Goldcorp has no knowledge that would indicate that any statements contained herein relating to Wheaton taken from or based upon such documents, records and sources are untrue or incomplete, neither of the Offerors, nor any of their officers or directors, assumes any responsibility for the accuracy or completeness of the information relating to Wheaton taken from or based upon such documents, records and sources, or for any failure by Wheaton to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offerors.

(iii)

NOTICE OF EXTENSION

January 24, 2005

TO:   THE SHAREHOLDERS OF WHEATON RIVER MINERALS LTD.

      This Notice of Extension amends and supplements the offer to purchase and accompanying circular dated December 29, 2004 (the “Take-over Bid Circular”), the accompanying Letter of Acceptance and Transmittal, the Notice of Guaranteed Delivery and the Schedule TO (the “Schedule TO”) filed with the United States Securities and Exchange Commission (the “SEC”) on December 29, 2004, as amended by amendments to the Schedule TO filed with the SEC on January 14, 2005 and January 21, 2005 (collectively, the “Offer and Circular”). Except as otherwise set forth in this Notice of Extension, the information, terms and conditions in the Offer and Circular continue to be applicable in all respects and this Notice of Extension should be read in conjunction with the Offer and Circular, the provisions of which (as hereby amended) are incorporated herein by reference. Unless the context otherwise requires, terms not defined herein have the meanings ascribed thereto in the Offer and Circular. Unless the context otherwise requires, references to the “Offer” means the offer by the Offerors to purchase Common Shares as set out in the Offer and Circular, as varied by this Notice of Extension.

1.   Extension of the Offer

      By press release disseminated on January 21, 2005 and notice to the Depositary on January 24, 2005, the Offerors have extended the Expiry Time of the Offer from 5:00 p.m. (Vancouver time) on February 3, 2005 to 5:00 p.m. (Vancouver time) on February 14, 2005 or such later time and date or times and dates as the Offerors may fix from time to time pursuant to Section 5 of the Offer, “Extension and Variation of the Offer”, unless the Offer is withdrawn. Accordingly, the definition of “Initial Expiry Time” in the Offer is amended to read in full as follows:

“Initial Expiry Time” means 5:00 p.m. (Vancouver time) on February 14, 2005.

      As of January 20, 2005, approximately 7.8 million Common Shares have been deposited pursuant to the Offer.

2.   Conditions of the Offer

      The Offer remains subject to the conditions set forth in Section 4 of the Offer and Circular, “Conditions of the Offer”.

3.   Changes in Information in the Offer and Circular

Recent Prices of Common Shares and Goldcorp Shares

      The closing prices of the Common Shares on the TSX and the AMEX on January 21, 2005 were C$4.00 and $3.28, respectively. The closing prices of the Goldcorp Shares on the TSX and the NYSE on January 21, 2005 were C$18.00 and $14.79, respectively.

Dealer Managers and Soliciting Dealer Group

      The Offerors have retained Bear, Stearns & Co. Inc. (“Bear, Stearns”) as the co-U.S. dealer manager (with GMP being the Canadian dealer manager and Griffiths McBurney Corp. being the other co-U.S. dealer manager) in connection with the Offer. Bear, Stearns will be paid a fee of $150,000 for services rendered by it in its capacity as U.S. dealer manager and will be reimbursed by the Offerors for its reasonable out-of-pocket expenses. In addition, Bear, Stearns will be indemnified against certain liabilities, including liabilities under Securities Laws, in connection with the Offer. Bear, Stearns also has the right to appoint sub-agents who are registered under applicable United States Securities Laws to solicit acceptances of the Offer from persons who are resident in the United States. The Offerors have also agreed to pay to Bear, Stearns if its name appears in the appropriate space in the Letter of Acceptance and Transmittal a fee of $0.06 for each Common Share deposited and taken up by the Offerors under the Offer. The aggregate amount payable to Bear, Stearns (which is also the case for each Soliciting Dealer) with respect to any single depositing Shareholder will be not less than $50 (for a minimum tender of 833 Common Shares) and not more than $1,500. The Offerors will not pay any fee with respect to deposits of Common Shares held for Bear, Stearns’s own accounts. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offerors may require Bear, Stearns to furnish evidence of beneficial ownership satisfactory to the Offerors at the time of deposit and to furnish evidence sufficient to identify Common Shares held for Bear, Stearns’s own account that are deposited to the Offer. Except as set forth in the Offer and Circular and in this Notice of Extension, the Offerors will not pay any fees or commissions to any broker, dealer or other persons for soliciting tenders of Common Shares pursuant to the Offer.

Information Agents

      The Offerors have retained Innisfree M&A Incorporated (“Innisfree”) as the U.S. information agent in connection with the Offer (with Kingsdale Shareholder Services Inc. being the Canadian information agent). Innisfree will receive reasonable and customary compensation from the Offerors for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under Securities Laws and expenses incurred in connection therewith.

      The Offerors have retained Brunswick Group LLC (“Brunswick”) as their public relations advisor with respect to the Offer. Brunswick will receive reasonable and customary compensation from the Offerors for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities arising out of or in connection with its engagement.

Acquisition Agreement

      Pursuant to the terms and conditions of the Acquisition Agreement, and with the acknowledgement and agreement of Wheaton, Goldcorp has postponed the Goldcorp Meeting (as defined below) to February 10, 2005 and has extended the Expiry Time to 5:00 p.m. (Vancouver time) on February 14, 2005.

4.   Recent Developments

Offer for Wheaton

      On December 29, 2004, Goldcorp mailed the Take-over Bid Circular, the accompanying Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery to the Wheaton Shareholders.

Glamis Offer for Goldcorp

      On January 7, 2005, Glamis Gold Ltd. (“Glamis”) commenced a take-over bid for Goldcorp (the “Glamis Offer”) and announced by press release issued on the same date that a take-over bid circular was mailed to the shareholders of Goldcorp on January 7, 2005.

      On January 10, 2005, Goldcorp issued a press release announcing that it had received notice of, and would review and evaluate, the Glamis Offer.

      On January 21, 2005, Goldcorp issued a press release, announcing that its board of directors had sent a directors’ circular and supplemental management information circular dated January 20, 2005 (the “Directors’ Circular”) to the shareholders of Goldcorp in response to the Glamis Offer and filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. For the reasons detailed in the Directors’ Circular, Goldcorp’s board of directors recommended that Goldcorp’s shareholders reject the Glamis Offer and not tender their Goldcorp Shares to the Glamis Offer.

Consideration of the Wheaton Transaction by the Goldcorp Shareholders

      In connection with the Offer, Goldcorp called a meeting of its shareholders (the “Goldcorp Meeting”) to be held on January 31, 2005 at which certain matters in connection with the Offer would be considered and voted upon. Goldcorp mailed a management information circular and proxy statement dated December 31, 2004 to the shareholders of Goldcorp in connection with the Goldcorp Meeting.

      On January 17, 2005, Glamis filed a dissident proxy circular with respect to the Goldcorp Meeting and announced by press release issued on the same date that the dissident proxy circular was mailed to the shareholders of Goldcorp on January 17, 2005.

      On January 21, 2005, Goldcorp issued a press release announcing that its board of directors had postponed the Goldcorp Meeting to 9:00 a.m. (Toronto time) on February 10, 2005 to allow the shareholders of Goldcorp additional time to consider the transaction with Wheaton. For the reasons detailed in the Directors’ Circular, Goldcorp’s board of directors recommended that Goldcorp’s shareholders vote in favour of the transaction with Wheaton at the Goldcorp Meeting.

Interaction of the Glamis Offer and the Wheaton Transaction

      The Glamis Offer expires at 9:00 p.m. (Toronto time) on February 14, 2005, one hour after the Expiry Time of the Offer (as extended by this Notice of Extension). Both the Glamis Offer and the Offer are conditional upon the outcome of the Goldcorp Meeting.

      If the Goldcorp shareholders vote in favour of the Wheaton transaction at the Goldcorp Meeting, the Glamis Offer cannot proceed in its current form. If the Goldcorp shareholders vote against the Wheaton transaction, the Offer cannot proceed in its current form. Therefore, it is not possible for both the Glamis Offer and the Offer to continue in their current forms after the date of the Goldcorp Meeting, unless one of the offers is varied to waive the relevant condition. If the condition is waived, the affected offer cannot expire until at least 10 Business Days after the delivery of a notice of variation.

5.   Time for Acceptance

      Common Shares not previously deposited to the Offer may be deposited in accordance with the provisions of Section 2 of the Offer entitled “Time for Acceptance”, until the Expiry Time, being 5:00 p.m. (Vancouver time) on February 14, 2005.

6.   Withdrawal of Deposited Common Shares

      Except as otherwise stated in this Section 6, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the Common Shares have been taken up by the Offerors pursuant to the Offer;

(b)	at any time before the expiration of 10 Business Days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, each as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offerors or of an Affiliate of the Offerors) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for a period greater than 10 days);

is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offerors at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

(c)	if the Common Shares have not been paid for by the Offerors within 3 Business Days after having been taken up;

(d)	during a Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Common Shares taken up by an Offeror prior to the Subsequent Offering Period; and

(e)	as required by the U.S. Exchange Act, at any time after February 26, 2005 provided that the Common Shares have not been accepted for payment by the purchasing Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Common Shares.

      If the Offerors waive any terms or conditions of the Offer and extend the Offer in circumstances where the rights of withdrawal set forth in Section 6(b) above are applicable, the Offer shall be extended without the Offerors first taking up the Common Shares that are subject to the rights of withdrawal.

      Withdrawals of Common Shares deposited to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must: (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares that are to be withdrawn; and (iii) specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offerors, the Depositary, or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

      Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in the section entitled “Manner of Acceptance” in the Offer.

      The ability of a purchasing Offeror to delay the payment for Common Shares that such Offeror has taken up is limited by Rule 14e-1(c) under the U.S. Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer, unless such bidder elects to offer a subsequent offering period and pays for the securities deposited during the subsequent offering period in accordance with Rule 14d-11 under the U.S. Exchange Act. The Depositary, on behalf of the Offerors, is bound by Rule 14e-1(c) under the U.S. Exchange Act in retaining Deposited Shares under these circumstances.

      Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, the Offerors will permit withdrawal of deposited Common Shares during any Subsequent Offering Period, if there is one, at any time prior to the Expiry Time of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Deposited Shares taken up by an Offeror prior to the Subsequent Offering Period. Withdrawing holders of Common Shares who have deposited such Common Shares during the Subsequent Offering Period and have received payment for such Common Shares must return such payment to the applicable Offeror prior to any withdrawal.

      If the Offerors are delayed in taking up or paying for Common Shares or are unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offerors’ other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to Laws.

      In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. Please see the section entitled “Offerees’ Statutory Rights” in the Circular.

      All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offerors and the Depositary (on behalf of the Offerors) in their sole discretion, and such determination will be final and binding.

7.   Payment for Deposited Common Shares

      Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in the section entitled “Conditions of the Offer” in the Offer), the Offerors will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 6 of the Offer promptly following the Expiry Time, but in any event not later than 10 days after the Expiry Time. The Offerors are obligated to pay for Common Shares that they have taken up promptly after taking up such Common Shares. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offerors will be taken up and paid for promptly.

      Subject to applicable Law, including Rule 14e-1(c) under the U.S. Exchange Act, which requires that the Offerors pay the consideration offered or return the Common Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the Common Shares, the Offerors expressly reserve the right in their sole discretion to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in the section entitled “Conditions of the Offer” in the Offer is not satisfied or waived by the Offerors by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto. Subject to compliance with Rule 14e-1(c) under the U.S. Exchange Act, the Offerors also expressly reserve the right, in their sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable governmental regulatory approvals or consents. The Offerors will not, however, take up and pay for any Common Shares deposited under the Offer unless they simultaneously take up and pay for all Common Shares then validly deposited under the Offer and not withdrawn.

      The Offerors will be deemed to have taken up Common Shares validly deposited under the Offer and not withdrawn if, as and when the Offerors give written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto to that effect. Promptly following notification of the Depositary of the Offerors’ take-up of Deposited Securities, the Offerors will forthwith issue a press release over the Dow Jones News Wire Service, which press release will disclose the approximate number of Common Shares deposited in the Offer and the approximate number that have been taken up.

      The Offerors will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient certificates representing Goldcorp Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offerors or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offerors, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving share certificates from the Offerors and transmitting such share certificates to such persons, and receipt of certificates representing Goldcorp Shares by the Depositary shall be deemed to constitute receipt thereof by persons depositing Common Shares.

      Fractions of Goldcorp Shares will not be issued. Any fractional number of Goldcorp Shares equal to or greater than 0.5 will be rounded up to the nearest whole number of Goldcorp Shares and less than 0.5 will be rounded down to the nearest whole number of Goldcorp Shares.

      Settlement will be made by the Depositary issuing or causing to be issued a share certificate representing the appropriate number of Goldcorp Shares to which the person depositing Common Shares is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, such share certificate will be issued in the name of the registered holder of deposited Common Shares. Unless the person depositing Common Shares instructs the Depositary to hold the certificate representing Goldcorp Shares for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, such share certificate will be forwarded by first class mail, postage prepaid, to such person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, the share certificate will be forwarded to the address of the Shareholder as shown on the appropriate share register maintained by or on behalf of Wheaton. Share certificates mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

      Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

8.   Amendment of the Offer

      The Offer and Circular are amended to reflect the extension contemplated by, and the information contained in, this Notice of Extension.

9.   Offerees’ Statutory Rights

      Securities legislation in certain of the provinces and territories of Canada provides securityholders of Wheaton with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

10. Directors’ Approval

      The contents of this Notice of Extension have been approved, and the publication and the sending thereof to the Shareholders has been authorized, by the boards of directors of the Offerors.

APPROVAL AND CERTIFICATE OF GOLDCORP INC.

Dated: January 24, 2005

      The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the Securities Act (Québec).

GOLDCORP INC.

(Signed) ROBERT R. MCEWEN	(Signed) BRAD BOLAND
Chief Executive Officer	Vice President, Finance

On behalf of the Board of Directors

(Signed) RONALD M. GOLDSACK	(Signed) DR. DONALD R.M. QUICK
Director	Director

APPROVAL AND CERTIFICATE OF GOLDCORP ACQUISITION ULC

Dated: January 24, 2005

      The foregoing, together with the Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the Securities Act (Québec).

GOLDCORP ACQUISITION ULC

(Signed) ROBERT R. MCEWEN	(Signed) BRAD BOLAND
Chief Executive Officer	Vice President, Finance

On behalf of the Board of Directors

(Signed) R. GREGORY LAING	(Signed) GILLES FILION
Director	Director

Any questions and requests for assistance may be directed to

Kingsdale Shareholder Services Inc.
at the telephone number and location set out below:

By Mail

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
M5X 1E2

By Hand or Courier

The Exchange Tower

130 King Street West, Suite 2950
Toronto, Ontario
M5X 1C7

North American Toll Free Phone: 1-866-749-5464

Facsimile: 416-867-2271

Toll Free Fax: 1-866-545-5580
Banks and Brokers Call Collect: 416-867-2335

Shareholders in the U.S. and other locations may

also contact the U.S. information agent:

Toll free from the U.S.: 1-877-750-9501

Call Collect from Other Locations: 646-822-7412

Banks and Brokers Call Collect: 212-750-5833